UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/20/2008

CHARLES & COLVARD LTD
(Exact name of registrant as specified in its charter)

Commission File Number:  000-23329

NC	561928817
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

300 Perimeter Park Drive, Suite A, Morrisville, NC 27560
(Address of principal executive offices, including zip code)

9194680399
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

On October 31, 2008, Charles & Colvard, Ltd. (the "Company") delivered a notice of default to Reeves Park, Inc. ("Reeves Park") under the Amendment to Manufacturing Agreement, dated October 23, 2008, between the Company and Reeves Park signed by the Company on October 27, 2008 and filed as Exhibit 10.126 to our Current Report on Form 8-K filed with the Securities and Exchange Commission (the "Commission") on October 31, 2008 (the "Amendment"). The notice of default cited Reeves Park's failure to pay for consignment billings as required by the Amendment. On November 15, 2008, the 15 day cure period provided by the Amendment expired and the Amendment was terminated.

The Amendment provided, among other things, that Reeves Park could purchase new asset orders of moissanite from the Company on a prepaid basis (if all other terms of the Amendment were met) and that payment for consignment orders must have been received equal to the value of any additional goods for consignment. The Amendment also provided that if Reeves Park defaulted on the Amendment and did not cure such default within 15 days after written notice thereof, Reeves Park authorized the Company to directly contact its retail customers to establish a method of doing business with the Company, including without Reeves Park, for periods after the default, and released the Company from any claim or liability arising from such contacts. Reeves Park also agreed to provide retail forecasting and reporting on a monthly basis, 15 days in arrears, to the Company for all major programs for which Reeves Park sold moissanite jewelry.

The Amendment also provided Reeves Park with the required notice of "good cause" to terminate the Manufacturing Agreement between Reeves Park and the Company dated March 14, 2008 and filed as Exhibit 10.111 to our Current Report on Form 8-K filed with the Commission on March 20, 2008 (the "Agreement"), due to Reeves Park's repeated failure to make timely payments for moissanite shipped to Reeves Park. Reeves Park has until November 22, 2008 to bring such accounts within terms to be in compliance with the Agreement.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARLES & COLVARD LTD

Date: November 20, 2008	By:	/s/ Dennis M. Reed
Dennis M. Reed
President & Chief Marketing Officer